Exhibit 99.1

VODAVI ANNOUNCES 2004 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

PHOENIX, AZ – February 14, 2005 – Vodavi Technology, Inc., (Nasdaq: VTEK), a provider of business telecommunications solutions, today announced results for its fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004, the Company reported revenue of $11.1 million compared with revenue of $10.6 million in the fourth quarter of 2003. Net income increased 40% to $504,000, or $0.12 per share, in the most recent quarter compared with net income of $359,000, or $0.09 per share, in the comparable period of 2003.

For the year, the Company reported revenue of $43.8 million in 2004 compared with $41.3 million in 2003. Net income for the year totaled $1.8 million, or $0.44 per share, compared with net income of $1.3 million, or $0.30 per share, in 2003.

The Company ended 2004 with a net cash position (cash minus debt) of $4.0 million and working capital of $10.2 million compared with a net cash position of $2.0 million and working capital of $8.6 million a year ago.

Gregory K. Roeper, chief executive officer, stated “We are pleased to report another quarter of solid earnings and cash flow. We are also happy to report record earnings for the year, which grew in excess of 43% from a year ago. Clearly our success in 2004 is attributable to the efforts of our employees and resellers and the continued financial discipline and focus of our management team.”

“Vodavi has an outstanding portfolio of products, solid distribution, committed employees, and available capital to grow our business. We enter 2005 poised to exploit these assets and look to invest in those areas, particularly VoIP, where we believe we can continue our positive trends.”

Teleconference Information

The Company has scheduled a teleconference to discuss its results on Monday, February 14, 2005, at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 800-399-0845 at least ten minutes prior to the start of the call. International participants should dial 706-634-0697. Please refer to Conference ID: 3830438.

A replay of the teleconference will be available beginning February 14, 2005 at approximately 7:00 p.m. Eastern Time through March 14, 2005. To listen to the replay by phone, dial 800-642-1687. If calling internationally, please call 706-645-9291.

About Vodavi

Vodavi Technology, Inc. is headquartered in Phoenix, Arizona. The Company designs, develops, markets and supports a broad range of business telecommunications solutions. Vodavi products include digital and IP-based telecommunications systems, computer telephony products, and voice-processing systems including voice mail, fax mail, and Internet messaging for a wide variety of commercial applications.

For more information on Vodavi, visit www.vodavi.com.

This press release contains forward-looking statements, including statements regarding the company’s business strategies, the company’s business, and the industry in which the company operates as well as expectations regarding revenue and income levels, and the market acceptance of new product introductions. These forward-looking statements are based primarily on the company’s current expectations and are subject to a number of risks and uncertainties, some of which are out of the company’s control.

Actual results could differ materially from the forward-looking statements as a result of numerous factors, including those set forth in the company’s Form 10-K filed with the Securities and Exchange Commission.

Contact:

Vodavi Technology, Inc.
David A. Husband
Chief Financial Officer
480-443-6000
www.vodavi.com

VODAVI TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
REVENUE, net	$11,074	$10,596	$43,792	$41,270
COST OF GOODS SOLD	7,128	6,875	28,361	26,985

GROSS MARGIN	3,946	3,721	15,431	14,285

OPERATING EXPENSES:
Engineering and product development	429	503	1,889	2,071
Selling, general and administrative	2,702	2,619	10,562	10,011

	3,131	3,122	12,451	12,082

OPERATING INCOME	815	599	2,980	2,203
INTEREST EXPENSE (INCOME)	(5)	35	6	128

INCOME BEFORE INCOME TAXES	820	564	2,974	2,075
INCOME TAX PROVISION	316	205	1,144	804

NET INCOME	$504	$359	$1,830	$1,271

EARNINGS PER COMMON SHARE — DILUTED	$0.12	$0.09	$0.44	$0.30

WEIGHTED SHARES OUTSTANDING — DILUTED	4,161	4,055	4,120	4,170

VODAVI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands

	December 31,	December 31,
	2004	2003
CURRENT ASSETS:
Cash	$4,000	$2,924
Accounts receivable, net	7,145	6,988
Inventory	4,569	5,115
Deferred income taxes	454	445
Prepaids and other current assets	519	768

Total current assets	16,687	16,240
PROPERTY AND EQUIPMENT, net	1,363	1,453
GOODWILL	725	725
DEFERRED INCOME TAXES	—	34
OTHER LONG-TERM ASSETS	50	71

	$18,825	$18,523

CURRENT LIABILITIES:
Accounts payable	$497	$1,031
Accrued liabilities	1,352	1,568
Accrued rebates	641	627
Trade accounts payable to stockholder	3,990	4,208
Current portion of long-term debt	—	200

Total current liabilities	6,480	7,634
DEFERRED INCOME TAXES	24	—
LONG-TERM DEBT	—	700
STOCKHOLDERS’ EQUITY	12,321	10,189

	$18,825	$18,523